Exhibit 4.3

                             AMC ENTERTAINMENT INC.
                             1999 STOCK OPTION PLAN
                             FOR OUTSIDE DIRECTORS

1. Name; Purposes; Definitions.

         The name of this plan is the AMC Entertainment Inc. 1999 Stock Option Plan for Outside Directors (the "Plan").

         The purpose of the Plan is to provide Outside Directors an opportunity to acquire Stock of the Company, thereby promoting the long-term success of the Company by aligning Outside Director interests with those of stockholders and linking Outside Director compensation to Company performance.

         For purposes of this Plan, the following terms shall be defined as set forth below:

          (a)  "Board" means the Board of Directors of the Company.

          (b) "Change in Control Event shall have the same meaning as in the Company's 1999 Stock Option and Incentive Plan.

          (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

          (d) "Committee" means the Compensation Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan pursuant to Section 2.

          (e) "Company" means AMC Entertainment Inc., a corporation organized under the laws of the State of Delaware (or any successor corporation).

          (f) "Disability" means "long term disability," as defined in the American Multi-Cinema, Inc. Long Term Disability Plan, or any comparable plan of the Company or American Multi-Cinema, Inc., or, if there is no such plan, the inability of the Outside Director to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than twelve months as determined by the Committee based on the opinion of a qualified physician (or other medical certificate) and other evidence acceptable to the Committee.


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          (g)  "Effective  Date"  means  the  date  the plan is  approved by the stockholders of the Company.

          (h) "Fair Market Value" of a share of Stock on the date as of which fair market value is to be determined means the closing sales price for the Stock , as reported on the American Stock Exchange, or, if not so reported, on the New York Stock Exchange, or, if not so reported, on the NASDAQ/National Market System, or, if not so reported, the closing sales price as reported by any other appropriate reporting system of general circulation, on the date for which the value is to be determined, or if there is no closing sales price on such date, then the closing price on the last day for which transactions in Stock were so reported prior to the date on which the value is to be determined.

          (i) "Mature Stock" means Stock which was obtained through the exercise of an option under this Plan or any other plan of the Company, or otherwise, which is delivered to the Company in order to exercise an Option and which has been held continuously by an Optionee for six months or more.

          (j) "Nonqualified Stock Option" means any Stock Option that by its terms is designated as not being an "incentive stock option" within the meaning of Section 422 of the Code.

          (k) "Option Value" means 30% of the Fair Market Value of a share of the Company's Stock on the date a Stock Option is granted.

          (l) "Option Price" means 100% of the Fair Market Value of a share of the Company's Stock on the date a Stock Option is granted.

          (m) "Optionee" means the recipient of a Stock Option.

          (n) "Outside Director" means a director of the Company who is not an employee of the Company or any of its subsidiaries.

          (o) "Stock" means the Company's presently authorized Common Stock, par value 66 2/3 cents per share, except as this definition may be modified pursuant to Section 3 hereunder.

          (p) "Stock Option" means any nonqualified option to purchase shares of Stock granted pursuant to Section 5.

2. Administration.

         The Plan shall be administered by a Committee of not less than two Directors, who

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shall  be  appointed  by  the  Board  and who shall serve at the pleasure of the
Board. Until otherwise specified by the Board, the Plan shall be administered by the Compensation Committee of the Board. If at any time no Committee shall be in office, then the functions of the Committee shall be exercised by the Board.

         The Committee shall have no discretion as to the Directors to whom stock options are granted, the timing of such grants, the number of shares subject to any Stock Option, the exercise price of any Stock Option, the periods during which any Stock Option may be exercised or the term of any Stock Option, which matters shall be determined as herein provided.

3. Stock Subject to Plan.

         (a) The total number of shares of Stock reserved and available for issuance under the Plan shall be 200,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

         (b) In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (i) the aggregate number and kind of shares reserved for issuance under the Plan, (ii) the limits on the number of options that may be granted to each non-employee director under the Plan and (iii) the number and kind and option price of shares subject to outstanding Stock Options granted under the Plan, as may be determined by the Board, provided that the number of shares subject to any award shall always be a whole number.

         (c) If any shares of Stock subject to a Stock Option shall not be issued or transferred or shall cease to be issuable or transferable under such Stock Option, such shares shall no longer be charged against the limitation provided for in paragraph (a) of this Section 3 and may again be made subject to Stock Options. Notwithstanding the foregoing, no shares which are used by an Optionee for the full or partial payment to the Company of the purchase price of shares upon exercise of an Option, or for any withholding taxes due as a result of such exercise, may become available for Stock Options under the Plan.

4. Eligibility.

         Each member of the Board who is an Outside Director shall receive Nonqualified Stock Options in accordance with the provisions of Section 5.

5. Stock Options.

         (a) (i) On the first business day after the 1999 Annual Meeting of Stockholders of the Company, and thereafter on the first business day after such person is elected or appointed to


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the Board  during  the  term  of  the  Plan,  each member of the Board who is an
Outside Director who has not theretofore  received  an  award  under this clause
(i) shall be granted automatically on a one-time basis a Nonqualified Stock Option for that number of shares of Stock determined by dividing $14,000 by the Option Value, and rounding the result up to the next integral of 10.

(ii) On the first business day after the 1999 Annual Meeting of Stockholders of the Company, and thereafter on the first business day during the term of the Plan, each member of the Board who is an Outside Director who shall have filed with the Secretary of the Company prior to the date such person is elected or appointed to the Board a written election to receive Stock Options in lieu of all or a specified portion of his or her annual cash retainer shall be granted automatically a Nonqualified Stock Option to purchase that number of shares of Stock determined by dividing all or such specified portion of such annual cash retainer (up to $65,000) by the Option Value and rounding the result up to the next integral of 10.

(iii) If an Outside Director is elected or appointed to the Board other than on the date of an annual meeting of stockholders, the $65,000 amount described in clause (ii) will be prorated based on the remaining number of quarterly periods remaining until the next regularly scheduled annual meeting of stockholders.

         (b) Stock Options granted under the Plan shall be subject to the following terms and conditions:

                           (i) The exercise price per share of Stock purchasable under a Stock Option shall be the Option Price as of the date of grant.

                           (ii) Each Stock Option shall vest and become exercisable on the first anniversary date of the date of grant and may be exercised by written notice to the Company of the election to exercise and of the number of shares elected to be purchased in such form as the Committee has prescribed or approved, together with payment in full of the purchase price in cash, personal check, wire transfer, certified or cashier's check, or delivery of Stock certificates for Mature Stock, endorsed in blank or accompanied by executed stock powers with signatures guaranteed by a national bank or trust company or a member of a national securities exchange.

                           (iii) If an Optionee resigns (other than due to a Disability or upon or after reaching age 70) or does not stand for election (prior to retirement from the Board upon or after reaching age
         70) or is removed from his or her position as a Director or is not re-elected to his or her position as a Director, any unexercised portion of any Stock Option granted to him or her under the terms of the Plan shall terminate ninety (90) days following the date of such resignation, removal or end of the term of such position. If an Optionee dies while a Director or resigns due to a Disability, any unexercised portion of any Stock Option granted to him or her under the terms of the Plan shall terminate one year from the date of death or resignation. If an Optionee retires or does not stand for re-election due to retirement from the Board of Directors upon or after reaching age 70, any unexercised portion of any Stock Option granted to him or her under the terms of the


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         Plan shall terminate three years from the date of the end of his or her term. All options shall fully vest and become exercisable upon the occurrence of a Change in Control Event or upon termination of service as a Director by reason of death, Disability or retirement upon or after reaching age 70. It is understood, however, that the right to exercise any outstanding Stock Options during any period following any terminating event other than death, disability or retirement upon or after reaching age 70 or termination as a result of the occurrence of a Change in Control Event shall only exist to the extent such Stock Options were exercisable immediately preceding the terminating event.

                           (iv) Each Stock Option shall cease to be exercisable on the date that is ten years following the date of grant.

                           (v) The aggregate number of shares of Stock that may be granted to any non-employee member of the Board pursuant to the Plan may not exceed 50,000 shares.

                           (vi) Except as otherwise provided in the option agreement, Stock Options shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution.

                           (vii) Any required withholding taxes required to be paid to the Company in connection with the exercise of any Stock Option shall be paid, at the election of the director, in cash or by the Company's withholding of shares of Stock issuable to the director under the Stock Option, or by any combination of the foregoing. To the extent that tax provisions are satisfied with shares of the Company's Stock, such Stock shall be valued at Fair Market Value on the appropriate transaction date.

         (c) Each Optionee shall enter into a Stock Option agreement with the Company, which agreement shall set forth, among other things, the exercise price of the Stock Option, the term of the Stock Option and provisions regarding exercisability of the Stock Option granted thereunder, which provisions shall not be inconsistent with the terms set forth herein.

6. Amendment and Termination.

         The Board may amend, alter, modify or discontinue the Plan at any time, provided that the Board may not amend or alter the provisions of the Plan without the approval of the stockholders if the amendment would materially increase the number of securities that may be issued under the Plan.


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7. General Provisions.

         (a) If necessary to effect compliance with applicable securities laws, each person purchasing shares pursuant to a Stock Option must represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof.

         (b) All certificates for shares of Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as may apply from time to time under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and a legend or legends may be put on any such certificates to make appropriate reference to any required restriction on transfer.

         (c) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is legally required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any member of the Board any right to continued membership on such Board.

         (d) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect to any such action, determination or interpretation.

         (e) This Plan shall be construed in accordance with the laws of the State of Delaware.

8. Term of Plan.

         No Stock Option shall be granted pursuant to the Plan on or after the fifth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.






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